                                                                PRELIMINARY COPY
                         CERRO GORDO BUILDING AND LOAN, s.b.
                                 229 E. SOUTH STREET
                                     P.O. BOX 680
                           CERRO GORDO, ILLINOIS 61818-0680
                                    (217) 763-2911

                         NOTICE OF SPECIAL MEETING OF MEMBERS
                            TO BE HELD ON __________, 1998

     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the members of Cerro Gordo Building and Loan, s.b. (the "Savings Bank") will be held at the Savings Bank's office located at 229 E. South Street, Cerro Gordo, Illinois 61818, on _______________, 1998, at ________ .m., to consider and vote upon:

     (i) a Plan of Conversion (the "Plan") providing for the conversion of the Savings Bank from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the
               "Converted Savings Bank"), the adoption of Articles of Incorporation and Bylaws for the Converted Savings Bank, the formation of a holding company for the Converted Savings Bank, the subscription and community offerings of the common stock (the "Common Stock") of such holding company and any other matters that may lawfully come before the members in connection with the Plan (collectively, the "Conversion"); and

               (ii) an adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event there are insufficient votes at the time of the Special Meeting to approve the Conversion; and

               (iii) such matters as may properly be brought before the Special Meeting or any adjournment thereof (Note:
                         Management of the Savings Bank is not aware of any such other matters).

               The Board of Directors has fixed the close of business on ________________, 1998, as the record date for the determination of members entitled to notice of and to vote at the Special Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Maralyn F. Heckman
                              CEO, Secretary and Treasurer
Cerro Gordo, Illinois
______________________, 1998

IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE. THIS WILL ASSURE THAT YOUR VOTE WILL BE COUNTED IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING BUT WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. THE PROXIES BEING SOLICITED ARE ONLY FOR USE AT THE SPECIAL MEETING AND ANY ADJOURNMENT THEREOF AND WILL NOT BE USED FOR ANY OTHER MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE SAVINGS BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING, BY SUBMITTING A LATER DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. YOUR PRESENCE AT THE SPECIAL MEETING WILL NOT REVOKE YOUR PROXY UNLESS A WRITTEN NOTICE OF REVOCATION IS FILED WITH THE SECRETARY OF THE SPECIAL MEETING PRIOR TO THE VOTING OF YOUR PROXY.

THE SAVINGS BANK MAY NOT USE ANY PROXIES EXECUTED PRIOR TO THE DATE OF THE ENCLOSED PROSPECTUS TO VOTE FOR THE PLAN. THEREFORE, THE FAILURE OF A MEMBER TO RETURN AN EXECUTED PROXY WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN, UNLESS THE MEMBER ATTENDS THE SPECIAL MEETING AND VOTES IN PERSON.

                              --------------------------

                      THE BOARD OF DIRECTORS OF THE SAVINGS BANK
                        RECOMMENDS THAT YOU VOTE FOR THE PLAN.

                              --------------------------


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                                                                PRELIMINARY COPY
                         CERRO GORDO BUILDING AND LOAN, S.B.
                                 229 E. SOUTH STREET
                                     P.O. BOX 680
                           CERRO GORDO, ILLINOIS 61818-0680
                                    (217) 763-2911

                                      ---------

                                   PROXY STATEMENT

                                      ---------

                              SPECIAL MEETING OF MEMBERS
                            TO BE HELD ON __________, 1998

                            PURPOSE OF THE SPECIAL MEETING

     This Proxy Statement is being furnished to eligible members of Cerro Gordo Building and Loan, s.b. (the "Savings Bank") in connection with management's solicitation of proxies to be voted at the special meeting (the "Special Meeting") of members of the Savings Bank to be held at the Savings Bank's office located at 229 E. South Street, Cerro Gordo, Illinois, on _____________________, 1998, at ______.m., and at any adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Plan of Conversion (the "Plan"), pursuant to which the Savings Bank would be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the "Converted Savings Bank") to be owned by a newly-incorporated holding company, CGB&L Financial Group, Inc. ("CGB&L" or the "Holding Company"), and the Holding Company would offer shares of its common stock (the "Common Stock") to
the Savings Bank's members and others.   The conversion of the Savings Bank to
an Illinois-chartered stock savings bank, the concurrent formation of the Holding Company and the Holding Company's offering of the Common Stock are referred to herein as the "Conversion."

     A vote in favor of the Plan will also constitute a vote in favor of the adoption of articles of incorporation and bylaws for the Converted Savings Bank, with such adoption to take effect upon consummation of the Conversion. Copies of the Plan and the proposed articles of incorporation and bylaws for the Converted Savings Bank are not being provided with this Proxy Statement, but are available without charge from the Savings Bank by writing to the Savings Bank at 229 E. South Street, P. O. Box 680, Cerro Gordo, Illinois 61818-0680 or by telephoning the Conversion Center at (217) 763-6053 no later than _______________, 1998. The Plan should be consulted for further information. The Plan may also be inspected at the offices of the Savings Bank, the Securities and Exchange Commission (the "SEC") and the Illinois Office of Banks and Real Estate (the "Commissioner"). The proposed articles of incorporation and bylaws for the Converted Savings Bank may also be inspected at the offices of the Commissioner.

                             RECOMMENDATION OF MANAGEMENT

                     THE BOARD OF DIRECTORS OF THE SAVINGS BANK
                        RECOMMENDS THAT YOU VOTE FOR THE PLAN.

     A VOTE IN FAVOR OF THE PROPOSED PLAN WILL NOT OBLIGATE ANYONE TO PURCHASE COMMON STOCK IN THE CONVERSION, NOR WILL APPROVAL OF THE PLAN BY THE SAVINGS BANK'S MEMBERS AT THE SPECIAL MEETING OBLIGATE ANY PERSON TO PURCHASE ANY COMMON STOCK.

                      INTEREST OF MANAGEMENT IN THE TRANSACTION

     Certain officers and directors of the Savings Bank will receive awards under various employee stock benefit plans implemented at the time of the Conversion or thereafter. Accordingly, these officers and directors will benefit personally from approval of the Plan.

                     VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

     The Board of Directors of the Savings Bank has fixed the close of business on _________, 1998, as the record date (the "Voting Record Date") for the determination of members entitled to notice of and to vote at the Special Meeting. All holders of the Savings Bank's savings or other authorized accounts are members of the Savings Bank under its current charter.


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All members of record as of the close of business on the Voting Record Date who continue to be members on the date of the Special Meeting or any adjournment thereof will be entitled to vote at the Special Meeting or such adjournment.

     Each depositor will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of his deposit accounts in the Savings Bank as of the Voting Record Date. (For example, a depositor with $2,031 on deposit at the Savings Bank on the Voting Record Date would be entitled to be cast 21 votes.) Members holding, in the aggregate, at least one-third of the total votes entitled to be cast at the Special Meeting who are present in person or by proxy at the Special Meeting will constitute a quorum.

     Approval of the Plan to be presented at the Special Meeting will require the affirmative vote of at least a majority of the total outstanding votes of the Savings Bank's members eligible to be cast at the Special Meeting. Any questions as to the eligibility of a member to vote or the number of votes allocated to each member, or any other matter related to voting will be resolved by the Secretary of the Savings Bank at the time of the Special Meeting, and the records of the Savings Bank will control any such resolution. As of the Voting Record Date for the Special Meeting, there were approximately ________ votes eligible to be cast of which ______ votes constitute a majority. Adjournment of the Special Meeting at which a quorum is present to permit the further solicitation of proxies in the event there are insufficient votes at the time of the Special Meeting to approve the Conversion will require the affirmative vote of a majority of the total outstanding votes of the Savings Bank's members represented, in person or by proxy, at the Special Meeting.

                                       PROXIES

     Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke his proxy at any time before it is voted by giving written notice to the Secretary of the Savings Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, by submitting a later dated proxy or by attending the Special Meeting and choosing to vote in person. The presence of a member at the Special Meeting will not revoke a proxy unless a written notice of revocation is filed with the Secretary of the Special Meeting prior to the voting of such proxy.

     Enclosed is a proxy which may be used by any member to vote on the Plan. All properly executed proxies received by the Board of Directors of the Savings Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan (and the adjournment of the Special Meeting, if necessary). If any other matters are properly presented before the Special Meeting and may properly be voted upon, all proxies will be voted on such matters in accordance with the best judgment of the proxy holders named therein. The proxies being solicited are only for use at the Special Meeting and any and all adjournments thereof, and will not be used for any other meeting. A member may vote at the Special Meeting or any adjournment thereof only by returning an executed proxy or by voting in person. General proxies will not be voted on the Plan. Management is not aware of any other business to be presented at the Special Meeting.

     Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and Qualified Plan accounts, such as Keogh accounts, established at the Savings Bank, the beneficiary may direct the trustee's vote on the Plan by returning a completed proxy card to the Savings Bank. IF NO PROXY CARD IS RETURNED, THE BANK, AS TRUSTEE, WILL VOTE IN FAVOR OF THE PLAN ON BEHALF OF SUCH BENEFICIARY.

     Proxies may also be solicited by officers, directors or other employees of the Savings Bank in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Savings Bank for their expenses incurred in connection with such solicitation. If necessary to permit further solicitation of proxies, the Special Meeting may be adjourned to a later date.

     Questions regarding the voting of proxies or proxy revocation procedures, may be directed to the Conversion Center at telephone number (217) 763-6053.

THE FAILURE OF A MEMBER TO RETURN AN EXECUTED PROXY WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN IF THE MEMBER DOES NOT ATTEND THE SPECIAL MEETING AND VOTE FOR THE PLAN IN PERSON. THEREFORE, MEMBERS SHOULD MAKE EVERY EFFORT TO RETURN AN EXECUTED PROXY.


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                                   CAPSULE SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRELY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING IN THE HOLDING COMPANY'S PROSPECTUS, DATED ______________, 1998 (THE "PROSPECTUS"), BEING DELIVERED HEREWITH, THE CONTENTS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE.

THE SAVINGS BANK:             The Savings Bank is an Illinois-chartered mutual
                              savings bank regulated by the Illinois Office of Banks and Real Estate (the "Commissioner"), and its deposits are insured by the Federal Deposit
                              Insurance Corporation (the "FDIC") through the
                              Savings Association Insurance Fund (the "SAIF").
                              The Savings Bank is located in the Village of Cerro Gordo in the county of Piatt, Illinois, in the central part of the state. At March 31, 1998, it had total assets of $6.9 million, total deposits of $5.3 million, retained earnings of $873 thousand, and total equity capital of $986 thousand.

THE HOLDING COMPANY:          The Holding Company is a Delaware corporation
                              which has been formed by the Board of Directors of the Savings Bank to hold all of the capital stock to be issued by the Savings Bank in the Conversion. Following the Conversion, the Holding
                              Company will be subject to regulation by both the Board of Governors of the Federal Reserve System
                              (the "Federal Reserve Board") and the
                              Commissioner.

THE CONVERSION:               The Board of Directors of the Savings Bank has
                              approved the Plan of Conversion pursuant to which the Savings Bank will be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding
                              Company.  Under the Plan of Conversion, the
                              Holding Company will sell the Common Stock on a priority basis to certain depositors of the Savings Bank, the Savings Bank's Employee Stock
                              Ownership Plan ("ESOP") and other persons in Subscription and Community Offerings (hereinafter defined), and the Savings Bank will issue all of its capital stock to the Holding Company in exchange for 50% of the net proceeds of the sale of the Common Stock, less the amount of proceeds necessary to fund the ESOP. The Plan is subject to the approval of the Savings Bank's members and certain other conditions.

SECURITIES TO BE OFFERED:     Pursuant to the Plan of Conversion, the Holding
                              Company is offering up to 126,500 shares of its Common Stock.

PURCHASE PRICE:               The Holding Company will offer shares of its
                              Common Stock at a purchase price of $10.00 per share (the "Purchase Price").

THE OFFERINGS; PURCHASE       The Common Stock will first be offered at the
PRIORITIES:                   Purchase Price in a Subscription Offering
                              (hereinafter defined). Pursuant to the Plan of Conversion and the rules and regulations of the Commissioner, the following persons and entities have been granted Subscription Rights (hereinafter defined) which may be exercised in the following order of priority: (i) Eligible Account Holders
                              (depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of December 31, 1996), (ii) the ESOP, (iii)
                              Supplemental Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit with the Savings Bank at June 30, 1998, excluding directors and officers of the Savings
                              Bank and their associates), and (iv) Other Members
                              (depositors of the Savings Bank as of
                              ______________, 1998 who are not Eligible Account
                              Holders or Supplemental Eligible Account Holders).
                              Subject to the prior rights of holders of Subscription Rights, the Holding Company may subsequently offer the Common Stock for sale in a Community Offering (hereinafter defined) to persons to whom the Prospectus and an Order Form are delivered, with preference to natural persons residing in the Illinois county of Piatt.

NON-TRANSFERABILITY OF        Holders of Subscription Rights may not transfer or
SUBSCRIPTION RIGHTS:          enter into any agreement or understanding to
                              transfer Subscription Rights or the shares of Common Stock issued upon the exercise of Subscription Rights.


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SUBSCRIPTION EXPIRATION       Subscription Rights will expire at 12:00 noon,
TIME: Cerro Gordo, Illinois time, on _______________, 1998 (the "Subscription Expiration Time"), unless extended by the Savings Bank and the Holding Company upon receipt of any required approval of the Commissioner.

APPRAISAL; NUMBER OF          The Commissioner's regulations and the Plan of
SHARES OFFERED:               Conversion require that the aggregate purchase
                              price of the Common Stock be based upon an independent appraisal of the pro forma market value of the Common Stock to be issued in connection with the Conversion. The Savings Bank has hired JMP Financial, Inc. ("JMP") to provide such an appraisal. JMP has advised the Savings
                              Bank that, in its opinion, at May 27, 1998, the aggregate estimated pro forma market value of the Common Stock ranged from $935,000 to $1,265,000.
                              Since the purchase price per share has been fixed at $10.00, between 93,500 to 126,500 shares of
                              Common Stock will be offered in connection with the Conversion. JMP will update or confirm its appraisal prior to completion of the Conversion, and the actual number of shares to be sold will be fixed at that time.

PURCHASE LIMITATIONS:         With the exception of the ESOP, no person or
                              entity, including any associates of, or persons acting in concert with, such person or entity, may purchase more than 6,325 shares, or $63,250, of Common Stock offered in the Conversion (which represents 5% of the shares of common stock being offered at the maximum of the Estimated Valuation
                              Range, as hereinafter defined and may be more or less than 5% of the number of shares actually sold in the Offerings). Each person subscribing for shares of Common Stock in the Subscription and Community Offerings must subscribe for at least 25 shares.

ROLE OF TRIDENT AS SELLING    The Savings Bank has engaged Trident Securities,
AGENT AND FINANCIAL           Inc. ("Trident") to act as selling agent in
ADVISOR:                      connection with the Offerings.  Trident will
                              assist in the distribution of the Common Stock by soliciting subscriptions and purchase orders for shares of Common Stock in the Subscription and Community Offerings and will consult with and advise the Holding Company and the Savings Bank with respect to the Subscription and Community
                              Offerings. In addition, Trident will assist the Holding Company and the Savings Bank in the Conversion by, among other things, (i) training the Savings Bank's employees regarding the mechanics and regulatory requirements of the Conversion process, (ii) conducting informational meetings for potential subscribers and purchasers of the Common Stock, (iii) maintaining records of all subscriptions and purchases of Common Stock and (iv) developing and managing a syndicated community offering, if implemented, involving local and regional brokerage firms. In providing these services, Trident has not prepared any report or opinion constituting a recommendation or advice to the Savings Bank or to purchasers of the Common Stock as to the fairness of the Purchase
                              Price or the terms of the Offerings or as to the prices at which the Common Stock may trade after completion of the Offerings.


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

BENEFITS TO MANAGEMENT:       The directors and executive officers of the
                              Holding Company and the Savings Bank expect to purchase 22,175 shares of Common Stock in the Subscription and Community Offerings, or 18% of the number of shares outstanding if 126,500 shares are issued at the maximum of the current aggregate valuation range of $935,000 to $1,265,000 (the
                              "Estimated Valuation Range").  In addition the
                              Boards of Directors of the Holding Company and the Savings Bank have approved the ESOP and the Board of Directors of the Holding Company expects to approve a Management Recognition Plan ("MRP") and a Stock Option Plan pursuant to which directors and executive officers of the Holding Company and the Savings Bank are expected to control an additional 27,830 shares of Common Stock, if 126,500 shares of Common Stock are sold in the Offerings at the maximum of the Estimated
                              Valuation Range. The Board of Directors' adoption of the MRP and the Stock Option Plan is subject to the approval of such plans by the Commissioner and the FDIC, if such plans are adopted within the one year period following consummation of the Conversion, and by the stockholders of the Holding
                              Company. Shares purchased by the ESOP will be awarded to Savings Bank employees and shares purchased by the MRP will be awarded to directors and officers of the Holding Company and the Savings Bank in accordance with the terms of the plans at no cost to such directors, officers and employees.

USE OF PROCEEDS:              The net proceeds from the sale of the Common Stock
                              are expected to range from $680,150 to $1,010,150.
                              The Commissioner has granted the Holding Company approval to retain 50% of the net proceeds received in the Conversion, plus the amount necessary to finance the purchase of Common Stock by the ESOP. The net proceeds of the Offerings which are paid to the Savings Bank in exchange for its capital stock will become part of the Savings
                              Bank's general funds and will be used for general corporate purposes, including the expansion of its deposit base and loan originations and investments in securities of the kind in which the Savings
                              Bank currently invests. A portion of the net proceeds retained by the Holding Company will be used to make a loan to the ESOP and the remainder may be used for additional contributions to the Savings Bank in the form of debt or equity, for future acquisitions and diversification activities, and for dividends on, or repurchases of, Common Stock, when, and as permitted by the Commissioner, the Federal Reserve Board and the
                              FDIC to the extent such permission is required.
                              The Holding Company does not currently
                              anticipate any tax-free return of capital.
                              Neither the Savings Bank or the Holding Company currently has any specific plans, arrangements, agreements or understandings with respect to any acquisitions, diversification activities or repurchases of Common Stock. The Offerings are being conducted at this time to effect the Conversion and to provide the Holding Company and the Savings Bank with the described business alternatives.

DIVIDENDS:                    Following the Conversion, the Holding Company
                              currently expects to pay semi-annual cash dividends on the Common Stock at an initial aggregate annual rate of approximately $.20 per share (a semi-annual rate of $.10 per share), or 2% annually based upon the initial offering price of $10.00, with the first dividend being declared and paid following fiscal year end 1999. Payment of dividends will be subject to determination and declaration by the Holding Company's Board of Directors.

MARKET FOR COMMON STOCK:      As a newly organized company, the Holding Company
                              has never issued capital stock, and consequently there is no established market for the Common
                              Stock.  Following the completion of the
                              Subscription and Community Offerings, it is anticipated that the Common Stock (symbol:
                              ___________) will be traded on the
                              over-the-counter market with quotations available through the OTC Bulletin Board. Trident is expected to make a market in the Common Stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with respect to such efforts. The Holding Company will use its best efforts to encourage and assist a professional market maker in establishing and maintaining a market for the Common Stock. The Common Stock meets the criteria for quotation on the OTC Bulletin
                              Board.


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

                            SUMMARY OF PROPOSED CONVERSION

     THE BOARD OF DIRECTORS OF THE SAVINGS BANK AND THE COMMISSIONER HAVE APPROVED THE PLAN SUBJECT TO APPROVAL BY THE MEMBERS OF THE SAVINGS BANK AND TO SATISFACTION OF CERTAIN OTHER CONDITIONS. THE PLAN HAS ALSO BEEN REVIEWED BY THE FDIC, WHICH HAS ISSUED A NOTICE OF ITS INTENT NOT TO OBJECT TO THE CONVERSION, SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS. COMMISSIONER APPROVAL AND THE ABSENCE OF FDIC OBJECTION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE COMMISSIONER, OR THE FDIC, RESPECTIVELY.

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRELY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING IN THE PROSPECTUS, BEING DELIVERED HEREWITH, THE CONTENTS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE.

THE CONVERSION

     The Board of Directors of the Savings Bank adopted the Plan on March 11, 1998 which was amended on May 26, 1998. On ________________, the Commissioner approved the Savings Bank's Application for Approval of Conversion, subject to the receipt by the Savings Bank and the Holding Company of all other required regulatory approvals and compliance with all other outstanding legal requirements. On _______________, 1998, the FDIC notified the Savings Bank that it has no objection to the consummation of the Conversion, subject to the satisfaction of similar conditions. On ______________, 1998, the Federal Reserve Board also approved the Holding Company's application to acquire all of the outstanding capital stock of the Savings Bank.

     Pursuant to the Plan, the Savings Bank will be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding Company, CGB&L Financial Group, Inc., a Delaware corporation organized on May 21, 1998 at the direction of the Board of Directors of the Savings Bank. The Holding Company will issue the Common Stock and will use 50% of the net proceeds of the sale of the Common Stock, less the amount necessary to finance the purchase of Common Stock in the Conversion by the ESOP, to purchase the capital stock of the converted Savings Bank.

PURPOSES OF CONVERSION

     The Savings Bank has no stockholders and no authority to issue capital stock. By converting to the stock form of organization the Savings Bank will be structured in the form used by commercial banks, most other business entities and a growing number of savings institutions. Conversion to the stock form of organization and the formation of a holding company in connection therewith offer a number of advantages which may be important to the future growth and performance of the Savings Bank, including (i) a larger capital base for the converted Savings Bank's operations, (ii) enhanced future access to capital markets, and (iii) an opportunity for depositors of the Savings Bank to become stockholders of the Holding Company and thereby participate more directly in any future growth of the Savings Bank. In addition, the capital contributed to the Savings Bank by the Holding Company may assist the Savings Bank in offering new programs and expanded service to its customers.

     Management believes that the formation of the Holding Company will provide greater flexibility than the converted Savings Bank would have to diversify its business activities through existing or newly formed subsidiaries or through acquisitions of other financial institutions (including banks and savings associations) and other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the Conversion, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's certificate of incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Holding Company has no plans with respect to acquisitions or additional offerings of securities. Management of the Savings Bank believes that the converted Savings Bank will also benefit from management and employee ownership of stock in the Holding Company, because such stock ownership is an effective performance incentive and a means of attracting, retaining and compensating personnel. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified executive and other personnel for itself and its subsidiaries.

THE OFFERINGS

     The Commissioner's regulations and the Plan require that the aggregate purchase price of the Common Stock to be issued in the Conversion be based upon an independent appraisal of the estimated pro forma market value of the Common Stock. The Savings Bank has retained JMP to prepare an appraisal of the pro forma market value of the Common Stock to be issued in connection with the Conversion. JMP has advised the Savings Bank that, in its opinion, at May 27, 1998, the aggregate estimated pro forma market value of the Common Stock ranged from $935,000 to $1,265,000 or from 93,500 shares to 126,500 shares, assuming a purchase price of $10.00 per share.

     The appraisal of the pro forma market value of the Common Stock is based upon a number of factors and should not be considered a recommendation to buy shares of the Common Stock or assurance that, after the Conversion, an investor will be able to resell shares of Common Stock at the Purchase Price. JMP will update or confirm its appraisal prior to completion of the Conversion, and the number of shares to be sold will be fixed at that time. Consummation of the Conversion is subject to the Commissioner's and the FDIC's approval of the pro forma market value reflected in the updated or reconfirmed appraisal.

     As part of the Conversion, the Holding Company is offering up to 126,500 shares of Common Stock at a price of $10.00 per share. Non-transferable rights to subscribe for shares of Common Stock ("Subscription Rights") have been granted to the following persons and entities in the following order of priority: (i) depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of December 31, 1996 ("Eligible Account Holders"), (ii) the ESOP, (iii) depositors with aggregate account balances of $50 or more on deposit with the Savings Bank at June 30, 1998, excluding directors and officers of the Savings Bank and their associates ("Supplemental Eligible Account Holders"), and (iv) depositors of the Savings Bank as of ___________, 1998 who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") subject to the priorities to purchase limitations set forth in the Plan of Conversion (the "Subscription Offering"). Subject to the prior rights of holders of Subscription Rights, the Holding Company may subsequently offer the Common Stock for sale in a Community Offering to members of the general public to whom the accompanying Prospectus and a stock order form (the "Order Form") are delivered with preference to natural persons residing in Piatt County in Illinois (the "Community Offering" and, when referred to together with the Subscription Offering, the "Subscription and Community Offerings" or the "Offerings"). In the event of an oversubscription in the Subscription and Community Offerings up to 18,975 additional shares may be issued to reflect changes in market and financial conditions and to cover additional subscriptions. All purchases in the Community Offering are subject to the right of the Holding Company to reject any order in whole or in part.

     All Subscription Rights are nontransferable. The Subscription Offering and Subscription Rights will expire at 12:00 noon, Cerro Gordo, Illinois time, on __________________, 1998, (the "Subscription Expiration Time") unless extended. The Community Offering, if any, is expected to commence immediately after the Subscription Expiration Time and may terminate on any day after the Subscription Expiration Time at the discretion of the Savings Bank, without prior notice, but not later than _____________, 1998, unless extended with the approval of the Commissioner.

     Any holder of Subscription Rights who desires to subscribe for shares of Common Stock must do so prior to the Subscription Expiration Time by delivering (by mail or in person) to the Savings Bank's office a properly executed and completed Order Form, together with payment of $10.00 per share for each share for which subscription is made. Payment may be made (i) in cash, if delivered in person to the office of the Savings Bank, (ii) by check or money order, or
(iii) by appropriate authorization of withdrawal from a deposit account at the Savings Bank (including certificates of deposit). In the event of an oversubscription, available shares will be allocated pro rata in accordance with procedures established in the Plan. An executed Order Form, once received by the Holding Company, may not be modified, amended or rescinded without the consent of the Holding Company, except in the event of a resolicitation or unless the Conversion is not completed within 45 days of the termination of the Subscription Offering.

     With the exception of the ESOP, which is expected to purchase 8% of the Common Stock sold in the Conversion, no person or entity, together with associates of, or persons acting in concert with, such person or entity, may purchase more than 6,325 shares, or $63,250, of the Common Stock offered in the Conversion (which represents 5% of the shares of Common Stock being offered in the Offerings at the maximum of the Estimated Valuation Range and may be more or less than 5% of the number of shares actually sold in the Offerings). The purchase limitation of 6,325 shares of Common Stock may be increased or decreased in the discretion of the Boards of Directors of the Holding Company and the Savings Bank, subject to the approval of the Commissioner and certain other conditions. Each person subscribing for Common Stock in the Subscription and Community Offerings must subscribe for at least 25 shares.

THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. THE PROSPECTUS PROVIDED HEREWITH EXPLAINS THE TERMS OF THE SUBSCRIPTION AND COMMUNITY OFFERINGS, INCLUDING HOW TO ORDER AND PAY FOR SHARES, AND DESCRIBES THE BUSINESS OF THE SAVINGS BANK AND THE HOLDING COMPANY, AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS EXPIRE AT 12:00 NOON, CERRO GORDO, ILLINOIS TIME ON _______________, 1998, UNLESS EXTENDED.

EFFECTS OF CONVERSION

     GENERAL. The Savings Bank is presently an Illinois-chartered mutual savings bank. Each person with a deposit account in a mutual savings bank, such as the Savings Bank, has pro rata ownership rights, based upon the balance in his or her account, to the net worth of the Savings Bank upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, mutual savings bank depositors can realize value with respect to their interests only in the unlikely event that the mutual savings bank is liquidated and has a positive net worth. In such an event, the depositors of record at the time of liquidation would share pro rata, based on the amounts of their deposits, in any residual surplus after other claims, including those of depositors for the amounts of their deposit accounts (including accrued interest), are paid.

     When a mutual savings bank converts to stock form, the institution's charter is amended to authorize the issuance of capital stock to represent ownership of the bank, including its net worth. The Common Stock is separate and apart from deposit accounts and is not insured by the SAIF or any other government agency. Certificates are issued to evidence ownership of the stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available, with no effect on any deposit account the seller may hold in the institution.

     In connection with the Conversion, the Savings Bank will amend its articles or incorporation to authorize the issuance of capital stock which will be separate and apart from any deposit accounts of the converted Savings Bank and will not be insured by the SAIF or any other government agency. Certificates evidencing ownership of this capital stock will be issued to the Holding Company. The Holding Company's certificate of incorporation likewise authorizes the issuance of capital stock, which will be separate and apart from any deposit accounts of the converted Savings Bank and will not be insured by the SAIF or any other government agency. Persons who purchase shares of the Common Stock in the Conversion will be issued certificates evidencing ownership of such shares, which will be transferable and, therefore, may be sold or traded by the holder if a purchaser is available, with no effect on any deposit account the seller may hold in the converted Savings Bank.

     DEPOSIT ACCOUNTS AND LOANS. The account balances, interest rates and other terms of deposit accounts at the Savings Bank will not be affected by the Conversion (except to the extent that a depositor directs the Savings Bank to withdraw funds from his or her deposit account to pay for shares of Common Stock and except with respect to voting and liquidation rights). Likewise, the existing SAIF insurance coverage of such accounts will not be affected by the Conversion. Upon completion of the Conversion, each depositor of the Savings Bank will continue as a depositor in the converted Savings Bank, and will continue to hold a deposit account or accounts with the same account balance(s), interest rate(s) and other terms as the deposit account(s) held by such depositor in the Savings Bank immediately prior to consummation of the Conversion (after taking into account any reduction in account balance or change in interest rate resulting from a withdrawal of funds at the direction of the depositor to pay for his or her Common Stock and except with respect to voting and liquidation rights). Furthermore, the Conversion will not affect any loan account, the balances, interest rates or maturities of these accounts or the obligations of borrowers or the Savings Bank under their individual contractual arrangements with the Savings Bank. Upon consummation of the Conversion, all loans of the Savings Bank will automatically become loans of the converted Savings Bank, with no change in the outstanding principal balances, interest rates or other contract terms of such loans.

     CONTINUITY. The Savings Bank will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its office operated by the existing management and employees of the Savings Bank. No assets of the Savings Bank will be distributed in the Conversion other than for the payment of expenses incident to the Conversion.

     VOTING RIGHTS. Under the Savings Bank's current charter, deposit account holders of the Savings Bank have voting rights with respect to certain matters relating to the Savings Bank, including the election of directors. For the most part, deposit account holders of the Savings Bank exercised these voting rights by granting proxies to the Savings Bank's Board of Directors at the time such depositors opened their accounts at the Savings Bank ("Omnibus Proxies"). These Omnibus

Proxies gave the Savings Bank's Board of Directors the ability to control the voting on any issue requiring member approval. The Board of Directors may not, however, use the Omnibus Proxies to vote for the Plan of Conversion.

     After the Conversion, (i) account holders will not have voting rights with respect to the converted Savings Bank and will therefore not be able to elect directors of the converted Savings Bank or to control its affairs; (ii) any Omnibus Proxies previously granted by the Savings Bank's depositors to the Savings Bank's Board of Directors will be of no further force and effect; (iii) voting rights with respect to the converted Savings Bank will be vested in the Holding Company, as the sole stockholder of the converted Savings Bank; and (iv) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders.


     MATERIAL TAX EFFECTS. An opinion has been received from Geo. S. Olive & Co. LLC with respect to material tax consequences of the proposed Conversion of the Savings Bank to stock form that:


     (i) the Conversion of the Savings Bank from a state-chartered mutual savings bank to a state-chartered stock savings bank will constitute a reorganization transaction within the meaning of
            Section 368(a)(1)(F) of the Code, and neither the Savings Bank in its mutual form nor the Savings Bank in its stock form will recognize any gain or loss as a result of the Conversion and the Savings Bank in its mutual and stock form will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

     (ii) the Savings Bank in its stock form will not reorganize gain or loss upon the receipt of money and other property, if any, in exchange for shares of its common stock;

     (iii) no gain or loss will be recognized by the Holding Company upon the receipt of money for Shares of Common Stock;

     (iv) the basis of the Savings Bank's assets in the hands of the Savings Bank after the Conversion will be the same as the basis of those assets in the hands of the Savings Bank immediately prior to the Conversion;

     (v) the holding period of the assets of the Savings Bank after the Conversion will include the period during which such assets were held by the Savings Bank prior to the Conversion;

     (vi) the creation of the Liquidation Account on the records of the Savings Bank after the Conversion will have no effect on the taxable income of the Savings Bank in either its mutual or stock form;

     (vii) the Savings Bank in its stock form will succeed to and take into account, immediately after the reorganization, the dollar amounts of those accounts of the Savings Bank in its mutual form which represent bad debt reserves in respect of which the Savings Bank in its mutual form has taken a bad debt deduction for taxable years ending on or before the date of reorganization, the bad debt reserves will not be required to be restored to the gross income of either the Savings Bank in its mutual form or the Savings Bank in its stock form for the taxable year of the reorganization, and such bad debt reserves will have the same character in the hands of the Savings Bank in its stock form as they would have had in the hands of the Savings Bank in its mutual form, had no reorganization transaction occurred;

     (viii) for purposes of Section 381 of the Code, the Savings Bank in its stock form will be treated as if there had been no reorganization, the tax attributes of the Savings Bank in its mutual form enumerated in Section 381(a) of the Code will be taken into account by the Savings Bank in its stock form as if there had been no reorganization, the tax year of the Savings Bank in its mutual form will not end on the effective date of the Conversion, the part of the tax year of the Savings Bank before the Conversion will be includable in the tax year of the Savings Bank in its stock form after the Conversion and the Savings Bank in its stock form will not be required to make a federal income tax return for the portion of the tax year prior to the Conversion;

     (ix) depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of the Savings Bank in its stock form, Subscription Rights, and/or interests in the Liquidation Account of the Savings Bank in its stock form and any gain resulting therefrom, will be recognized, but only in an amount not in excess of the fair market value of the Subscription Rights and Liquidation Account received, and the Liquidation Account will have nominal, if any, fair market value;

     (x) based solely on the accuracy of the conclusions reached in an opinion of JMP (the "JMP Opinion") that the Subscription Rights have no economic value at the time of distribution or exercise, no gain or loss will be required to be recognized by the depositors upon receipt or distribution of Subscription Rights, no taxable income will be realized by the depositors of the Savings Bank as a result of the exercise of the Subscription Rights to purchase Common Stock at fair market value, and no taxable income will be realized by the Savings Bank in either mutual or stock form or the Holding Company on the issuance or distribution of Subscription Rights;

     (xi) a depositor's basis in the deposit accounts of the Savings Bank in its stock form will be the same as the basis of the deposit accounts in the Savings Bank in its mutual form, the basis of the Subscription Rights received to acquire Common Stock will be zero, and the basis of the interest in the Liquidation Account of the Savings Bank in its stock form received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property (which is assumed to be zero);

     (xii) account holders will not recognize gain or loss upon the deemed exchange of their deposit accounts in the Conversion;

     (xiii) the basis of the Common Stock to its holders will equal the purchase price thereof;

     (xiv) a stockholder's holding period for Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised and the holding period for the Common Stock purchased pursuant to the Community Offering or under other purchase arrangements will commence on the date following the date on which Common Stock is purchased;

     (xv) regardless of any financial accounting entries that are made for the establishment of a Liquidation Account, the reorganization will not diminish the accumulated earnings and profits of the Savings Bank in its stock form available for subsequent distribution of dividends within the meaning of Section 316 of the Code and the Savings Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Savings Bank in its mutual form as of the date of the Conversion; and

     (xvi) the State of Illinois consequences of the proposed transaction will be consistent with the federal tax results.

     The opinion from Geo. S. Olive & Co. LLC is based on certain representations made by the Savings Bank to Geo. S. Olive & Co. LLC, including the representation that the exercise price of the Subscription Rights to purchase Common Stock will be equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Savings Bank has relied upon the JMP Opinion which, based on certain assumptions, concludes that the Subscription Rights to be received by Eligible Account Holders and other eligible subscribers have no ascertainable fair market value at the time of distribution or exercise. All recipients of Subscription Rights are encouraged to consult with their own tax advisors as to the tax consequences which may result if it is subsequently determined that the Subscription Rights have a fair market value.


     The opinion of Geo. S. Olive & Co. LLC is limited to applicable federal and Illinois law. No legal opinion has been or will be received with respect to the value of the Holding Company, of the Savings Bank (in either mutual or stock form) or of the Subscription Rights, or with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences under the laws of any other state or local or foreign taxing jurisdiction to which they may be subject.


     The JMP Opinion concludes that the Subscription Rights have no ascertainable market value. The JMP Opinion is based on JMP's observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in the Community Offering.


     Unlike a private letter ruling, the opinion of Geo. S. Olive & Co. LLC and JMP's Opinion have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.

     LIQUIDATION RIGHTS. In the unlikely event of a complete liquidation of the Savings Bank before the Conversion or of the converted Savings Bank after the Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of SAIF insurance up to applicable limits.

     Prior to the Conversion, in the event of a complete liquidation of the Savings Bank, each holder of a deposit account in the Savings Bank would receive such holder's pro rata share of any assets of the Savings Bank remaining after payment of the valid claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion as the value of such holder's deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation.

     As required by the Commissioner's regulations, the Plan provides that, upon completion of the Conversion, a "Liquidation Account" will be established on the converted Savings Bank's books, for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the converted Savings Bank. The amount of the Liquidation Account will be equal to the regulatory capital of the Savings Bank as of the latest practicable date prior to consummation of the Conversion. Under applicable regulations of the Commissioner, the converted Savings Bank will not be permitted to pay dividends on its common stock if its regulatory capital would thereby be reduced below the aggregate amount then required for the Liquidation Account. After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of liquidation of the converted Savings Bank, to receive liquidating distributions of any assets remaining after payment of all valid creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), but before any distributions are made on the converted Savings Bank's common stock, equal to their proportionate interests in the Liquidation Account at the time of liquidation.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by a fraction, (i) the numerator of which is the total of the deposit balances of the deposit accounts (as defined in the Plan) of an Eligible Account Holder and Supplemental Eligible Account Holder as of the close of business on the Eligibility Record Date or, in the case of Supplemental Eligible Account Holder, the Supplemental Eligibility Record Date ("Qualifying Deposit") (provided that the deposit accounts of an Eligible Account Holder or Supplemental Eligible Account Holder with total deposit balances of less than $50 shall not constitute a Qualifying Deposit), and (ii) the denominator of which is the total of all Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders, respectively. If the amount in the deposit account on any subsequent annual closing date (i.e. each March 31 commencing March 31, 1999) of the converted Savings Bank is less than the balance in such deposit account on any other annual closing date or the balance in such account on the Eligibility Record Date, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction and will not thereafter be increased despite any subsequent increase in the related deposit account. Each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the Eligible Account Holder or Supplemental Eligible Account Holder ceases to maintain an account at the converted Savings Bank. The Liquidation Account will never increase and will be correspondingly reduced as the subaccount balances in the Liquidation Account are reduced or cease to exist. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company, as sole stockholder of the converted Savings Bank. A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured institution, whether or not the converted Savings Bank is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Commissioner as then in effect.

                         HOW TO OBTAIN ADDITIONAL INFORMATION

     THE PROSPECTUS BEING DELIVERED HEREWITH IS AN INTEGRAL PART OF THIS PROXY STATEMENT AND CONTAINS, AMONG OTHER THINGS, AUDITED FINANCIAL STATEMENTS OF THE SAVINGS BANK FOR THE PAST TWO YEARS; MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE SAVINGS BANK'S FINANCIAL CONDITION AND OPERATIONS; A DESCRIPTION OF THE SAVINGS BANK'S LENDING, SAVINGS, INVESTMENT AND BORROWING ACTIVITIES; COMPENSATION AND OTHER BENEFITS PROVIDED TO DIRECTORS AND OFFICERS OF THE SAVINGS BANK AND THE HOLDING COMPANY; INFORMATION REGARDING AND ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY, THE CONVERSION AND THE OFFERINGS. MEMBERS AS OF THE VOTING RECORD DATE ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY PRIOR TO SUBMITTING THEIR PROXIES.

     The Holding Company has filed a Registration Statement with the SEC on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock offered by the Prospectus. As permitted by the rules and regulations of the SEC, the Prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Room 3190, John C. Kluczynski Building, 230 South

Dearborn Street, Chicago, Illinois 60604 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The Form SB-2 is available for inspection at the office of the Savings Bank, 229 E. South Street, Cerro Gordo, Illinois 61818. The statements contained in the Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not complete; each such statement is qualified by reference to such contract or document.

     The Savings Bank has filed an Application for Conversion with the Commissioner for approval to convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. Such application was approved on __________. Pursuant to the rules and regulations of the Commissioner, the Prospectus omits certain information contained in such application. The application may be inspected at the offices of the Commissioner located at 310
S. Michigan Avenue, Chicago, Illinois 60606 and 500 West Monroe Street, Suite 800, Springfield, Illinois 62701. Copies of the Plan, copies of the Savings Bank's proposed stock articles of incorporation and stock bylaws and copies of the Holding Company's certificate of incorporation and bylaws, are available for inspection at the office of the Savings Bank and may be obtained by writing to the Savings Bank at 229 E. South Street, P. O. Box 680, Cerro Gordo, Illinois 61818-0680, or by telephoning the Conversion Center at (217) 763-6053 no later than __________________, 1998.

     YOUR VOTE IS VERY IMPORTANT TO US. Please take a moment now to complete and return your proxy card in the postage-paid envelope provided. You may still attend the Special Meeting and vote in person even though you have voted your proxy. Failure to vote may have the same effect as voting against the Conversion.

     IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                           ----------------------------

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

     THE SHARES OF COMMON STOCK IN THE CONVERSION ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.